Exhibit 5.3

December 5, 2011

Transocean Inc.

70 Harbour Drive

Grand Cayman KY1-1003

Cayman Islands

Dear Sirs,

Transocean Inc. (the “Company”)

1              Request for Opinion

1.1           We have been requested to provide you with a legal opinion on matters of Cayman Islands law in connection with the Documents (as defined herein).

1.2           All capitalised terms used herein have the respective meanings set forth in the Documents, except to the extent that a contrary indication or definition appears in this opinion or in any Schedule.  References herein to a Schedule are references to a schedule to this opinion.

2              Documents Examined

2.1           For the purposes of giving this opinion, we have examined originals, copies or drafts of the documents listed in Part A of Schedule 1 (the “Documents”).  In addition, we have examined the corporate and other documents and conducted the searches listed in Part B of Schedule 1.

2.2           We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier	www.ogier.com

89 Nexus Way	A list of Partners may be inspected on our website
Camana Bay
Grand Cayman KY1-9007
CAYMAN ISLANDS

Tel +1 345 949 9876
Fax +1 345 949 9877

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3              Assumptions

In giving this opinion, we have relied upon the assumptions set out in Schedule 2, without having carried out any independent investigation or verification in respect of such assumptions.

4              Opinions

On the basis of the examinations and assumptions referred to above and the limitations set out below, we are of the opinion that:

4.1           the Company is duly incorporated in the Cayman Islands as an exempted company pursuant to the Companies Law (2011 Revision) (the “Companies Law”), is validly existing and, as at the date of the Good Standing Certificate, was in good standing under the laws of the Cayman Islands;

4.2           the Notes have been duly authorised by the Company, and assuming their issuance and authentication in accordance with the terms of the Indenture, and further assuming their due execution and delivery by the Company in the manner authorized in the Board Minutes and insofar as such matters are governed by New York law, the Notes will have been duly executed and delivered by the Company; and

4.3           each of the Indenture and the Fifth Supplemental Indenture has been duly authorised by the Company, and assuming its due execution and delivery by the Company in the manner authorized in the Board Minutes and insofar as such matters are governed by New York law, will have been duly executed and delivered by the Company.

5              Limitations

We offer no opinion as to:

5.1           any laws other than the laws of the Cayman Islands and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction including, but not limited to, the laws of the State of New York or the federal laws of the United States of America and we express no opinion as to the meaning, validity or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

5.2           save as expressly provided herein, the commercial terms of, or the validity, enforceability or effect of the Documents, the accuracy of representations, the fulfillment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

5.3           as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document

(other than the Company’s memorandum and articles of association) entered into by or binding on the Company.

6              Governing Law, Reliance and Consent to Filing

6.1           This opinion is governed by, and shall be construed in accordance with, the laws of the Cayman Islands and is limited to the matters expressly stated herein.  This opinion is confined to and given on the basis of the laws and practice in the Cayman Islands at the date hereof.  All references in this opinion to specific Cayman Islands legislation shall be to such legislation as amended to the date hereof.

6.2           This opinion is given for your benefit in connection with the Documents and, in connection therewith, we hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of Transocean Ltd. and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the U.S. registration statement pursuant to which the Notes are being offered.  We are aware that Baker Botts L.L.P. will rely as to matters of Cayman Islands law on the foregoing opinion in rendering its opinion being filed as an exhibit to the Current Report on Form 8-K.  In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder.

Yours faithfully,

/s/ Ogier
OGIER

Schedule 1

Documents Examined

Part A

The Documents

1              The Underwriting Agreement dated November 30, 2011 among Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Mitsubishi UFJ Securities (USA), Inc., as representatives of the several underwriters named therein (the “Underwriters”), the Company and Transocean Ltd., providing for the issuance and sale by the Company of $1,000,000,000 principal amount of 5.050% Senior Notes due 2016, $1,200,000,000 principal amount of 6.375% Senior Notes due 2021 and $300,000,000 principal amount of 7.350% Senior Notes due 2041 (collectively, the “Notes”) to the Underwriters (the “Underwriting Agreement”).

2              The contents of the Registration Statement on Form S-3 (Registration No. 333-169401) filed with the SEC by Transocean Ltd. and the Company.

3              The contents of the Prospectus Supplement relating to the Notes filed with the SEC by the Company and Transocean Ltd.

4              The Indenture dated as of December 11, 2007 between the Company and Wells Fargo Bank, National Association, as trustee, as supplemented (the “Indenture”).

5              The Fifth Supplemental Indenture dated as of December 5, 2011 among the Company, Transocean Ltd. and Wells Fargo Bank, National Association, as trustee (the “Fifth Supplemental Indenture”).

Part B

Corporate and Other Documents

6              The Certificate of Registration by Way of Continuation of the Company dated May 14, 1999, the Certificate of Incorporation on Change of Name of the Company dated December 29, 1999 and the Certificate of Incorporation on Change of Name of the Company dated May 10, 2002, each issued by the registrar of companies in the Cayman Islands (the “Registrar”).

7              The amended and restated memorandum and articles of association of the Company filed with the Registrar on December 18, 2008.

8              A certificate signed by the assistant secretary of the Company dated December 11, 2007, having attached to it, inter alia, a copy of resolutions adopted by the board of directors of the Company (the “Directors”) on November 27, 2007.

9              A Certificate of Good Standing (the “Good Standing Certificate”) in respect of the Company dated December 1, 2011 issued by the Registrar.

10            A certificate signed by a director of the Company dated December 5, 2011 (the “Director’s Certificate”) as to certain matters of fact, having attached to it a copy of resolutions adopted by the Directors on November 4, 2011 and a copy of resolutions adopted by the Directors on December 1, 2011 (the “Board Minutes”).

Schedule 2

Assumptions

1              All parties to the Documents (other than the Company) are duly incorporated, validly existing and in good standing under all relevant laws.

2              All parties to the Documents (other than the Company) have the capacity and power to enter into the Documents to which they are a party and to exercise their rights and perform their obligations thereunder, and all individuals who have signed or will sign documents or give information on which we rely have the legal capacity to do so.

3              All parties to the Documents (other than the Company) have taken all corporate or other actions and obtained all necessary agreements and consents required to authorize the execution and delivery of the Documents to which they are a party and such parties have duly authorised, executed and delivered such documents in accordance with such authorizations.

4              All original documents provided to us or relied upon by us are authentic and complete and all signatures and seals thereon are genuine.

5              All copy documents provided to us or relied upon by us (whether in facsimile, electronic or other form) conform to the originals thereof and such originals are authentic and complete and all signatures and seals thereon are genuine.

6              Where any of the Documents have been provided to us in draft or undated form, they will be duly executed, dated and delivered by all parties thereto in materially the same form as that provided to us and that they will be executed by the Company in the manner authorized in the Board Minutes and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

7              In resolving that the Company execute the Documents and exercise its rights and perform its obligations thereunder, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him.

8              There are no agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Company in any way.

9              Each of the Good Standing Certificate and the Director’s Certificate (and the attachments thereto) is accurate and complete as at the date hereof.

10            None of the opinions expressed hereunder will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands and, in particular, but without limitation, the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely impact on the capacity or authority of the Company or be contravened by the execution or delivery of the Documents or any party to the Documents exercising its rights or performing its obligations thereunder.